Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 20, 2025 relating to the financial statements of Gaming and Leisure Properties, Inc. and the effectiveness of Gaming and Leisure Properties, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Gaming and Leisure Properties, Inc. for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

New York, New York
July 31, 2025